Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”), dated as of January 5, 2023, is entered into by and among StoneBridge Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and DigiAsia Bios Pte. Ltd., a Singapore private company limited by shares, with company registration number 201730295C (the “Company”).

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the BCA (as defined below).

RECITALS

WHEREAS, concurrently herewith, StoneBridge Acquisition Corporation, a Cayman Islands exempted company limited by shares (prior to the Effective Time, “Acquiror” and, at and after the Effective Time, “PubCo”), the Company, StoneBridge Acquisition Pte. Ltd., a Singapore private company limited by shares, with company registration number 202239721R and a direct wholly owned subsidiary of Acquiror (“Amalgamation Sub”), and Prashant Gokarn, solely in his capacity as the Management Representative, are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), pursuant to which (and subject to the terms and conditions set forth therein) Amalgamation Sub will amalgamate with and into the Company, with the Company surviving the amalgamation as a wholly owned subsidiary of PubCo (the “Amalgamation”);

WHEREAS, the Sponsor is currently the record owner of 5,000,000 outstanding Sponsor Shares and 7,000,000 outstanding Acquiror Private Placement Warrants (the Sponsor Shares and Acquiror Private Placement Warrants owned by the Sponsor, together with any additional Acquiror Ordinary Shares, Sponsor Shares or PubCo’s Ordinary Shares (or any securities convertible into or exercisable or exchangeable for Acquiror Ordinary Shares, Sponsor Shares or PubCo’s Ordinary Shares) in which the Sponsor acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange, conversion or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the BCA, the Company and the Sponsor are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Sponsor and the Company agree as follows:

AGREEMENT

1.             Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 22, the Sponsor, solely in its capacity as a shareholder of Acquiror, irrevocably and unconditionally agrees that, at the Extraordinary General Meeting, at any other meeting of the shareholders of the Acquiror (whether annual or extraordinary and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the shareholders of the Acquiror, the Sponsor shall, and shall cause any other holder of record of any of the Covered Shares to:

(a)          when such meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)          vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Sponsor) in favor of each Proposal and any other matters necessary or reasonably requested by the Company for consummation of the Amalgamation and the other transactions contemplated by the BCA; and

(c)          vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares against any Acquiror Business Combination Proposal (as defined below) and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Amalgamation or any of the other transactions contemplated by the BCA or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Acquiror and/or Amalgamation Sub under the BCA or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

The obligations of the Sponsor specified in this Section 1 shall apply whether or not the Amalgamation, any of the other transactions contemplated under the BCA or any action described above is recommended by the Acquiror Board or the Acquiror Board previously recommended the Amalgamation, any such transaction or any such action but changed such recommendation.

2.             No Inconsistent Agreements. The Sponsor hereby covenants and agrees that the Sponsor shall not, at any time prior to the Termination Date, (i) enter into any agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, or (iii)   enter into any agreement, arrangement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3.             Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to the Company as follows:

(a)         The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by this Agreement or the organizational documents of the Acquiror (including, for the purposes hereof, any agreement between or among shareholders of the Acquiror). As of the date hereof, other than the Covered Shares, the Sponsor does not own beneficially or of record any ordinary share or preferred shares of Acquiror (or any securities convertible into ordinary shares or preferred shares of the Acquiror) or any interest therein.

(b)         The Sponsor (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement, arrangement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c)         The Sponsor (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and (ii) has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d)         Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Authority in connection with the execution, delivery and performance by the Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Amalgamation and the other transactions contemplated by the BCA.

(e)         The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or by the BCA will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any Contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 3(d), under any applicable Law to which the Sponsor is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or delay or impair the Sponsor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or by the BCA.

(f)          As of the date of this Agreement, there is no action, proceeding or investigation pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor that questions the beneficial or record ownership of any of the Covered Shares, the validity of this Agreement or the performance by the Sponsor of its obligations under this Agreement.

(g)         Neither the Sponsor nor any of its Affiliates has ever been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

(h)         Neither the Sponsor nor any Affiliate of the Sponsor, nor any director, manager or officer of the Sponsor or Acquiror, shall receive (or be entitled to receive) from Acquiror, PubCo or the Company any finder’s fee, reimbursement, consulting fee, monies or consideration in the form of equity in respect of any repayment of a loan or other compensation prior to, or in connection with, any services rendered in order to effectuate the consummation of the Acquiror’s initial Business Combination (regardless of the type of transaction that it is, but including, for the avoidance of doubt, the Amalgamation).

(i)           The Sponsor understands and acknowledges that the Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein.

4.             Certain Covenants of the Sponsor. The Sponsor hereby covenants and agrees as follows:

(a)          Support of the Amalgamation. Prior to the Termination Date, the Sponsor shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Amalgamation and the other transactions contemplated by the BCA on the terms and subject to the conditions set forth therein and shall not take any action that would reasonably be expected to delay or prevent the satisfaction of any of the conditions to the Amalgamation set forth in Article IX of the BCA.

(b)         Waiver of Anti-Dilution Protections. The Sponsor hereby irrevocably and unconditionally (but subject to the consummation of the Amalgamation) agrees (i) the Sponsor Shares held by it shall convert into Acquiror Class A Ordinary Shares on a one-for-one basis in accordance with the Acquiror Organizational Documents (as adjusted to account for any subdivision (by share split, subdivision, exchange, share dividend, reclassification, recapitalization or otherwise) or combination (by reverse share split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding Acquiror Class A Ordinary Shares), and (ii) not to assert or perfect any and all rights to adjustment or other anti-dilution protections such Sponsor has or will have under Section 17.3 of the Acquiror Organizational Documents. The Sponsor further agrees not to redeem any Sponsor Shares or Acquiror Class A Ordinary Shares received upon the conversion of such Sponsor Shares and not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Acquiror, the Company, any affiliate or designee of the Sponsor acting in his or her capacity as director or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the BCA or the consummation of the transactions contemplated hereby and thereby. This Section 4(b) shall constitute written consent waiving, forfeiting and surrendering any anti-dilution protection pursuant to the Acquiror Organizational Documents and such waiver, forfeiture and surrender granted hereunder shall only terminate upon the termination of this Agreement. Notwithstanding anything to the contrary contained herein, the Sponsor does not waive, or agree to refrain from asserting or perfecting any rights in the event the BCA is terminated. If the BCA is terminated, this Section 4(b) shall be deemed null and void ab initio.

(c)          Pre-Closing Actions. Without prejudice to any other obligation, warranty, representation or covenant set forth in this Agreement, the Sponsor hereby agrees not to, prior to the Termination Date, directly or indirectly, take any action that would make any representation or warranty of the Sponsor contained herein untrue or incorrect or have the effect of preventing or disabling the Sponsor from performing its obligations under this Agreement.

(d)         Earnout Shares. At the Closing, the Sponsor agrees to execute and deliver a counterpart signature page to the Earnout Escrow Agreement and to deposit or cause PubCo to deposit the Earnout Shares into the Earnout Escrow Account. The Sponsor acknowledges and agrees that the Earnout Shares will be subject to the vesting and forfeiture conditions set forth in Section 3.06 of the BCA and agrees to be bound by such terms as though it were party thereto.

(e)         Sponsor Warrant Assignment Undertaking. In connection with the Transaction Financing, the Sponsor hereby agrees to take all necessary actions to assign for the benefit of certain to be identified investors in the Transaction Financing 50% of the Acquiror Private Placement Warrants held by the Sponsor on the date hereof. In the event of such Acquiror Private Placement Warrants not being awarded to any identified counterparty, the PubCo Board shall have the discretion to allot them to any Party identified by them.

(f)          Acquiror Copy. The Sponsor hereby authorizes Acquiror to maintain a copy of this Agreement at either the executive office or the registered office of Acquiror.

(g)         Sponsor’s Option to Extend the Period to Consummate a Business Combination. The Sponsor hereby undertakes to the Company to timely (i.e., provide notice no later than five days prior to January 20, 2023 and make the applicable deposit on or prior to January 20, 2023) exercise its second option (Sponsor has already exercised its first option) pursuant to Article 49.7 of the Amended and Restated Memorandum and Articles of the Acquiror to extend the period for the Acquiror to consummate a Business Combination by an additional three (3) months. In connection with such exercise, Sponsor shall timely deposit into the trust account $1,000,000, for the purpose of extending the deadline to April 20, 2023 and the Acquiror shall issue to Sponsor or its affiliates or designees a non-interest bearing, unsecured promissory note equal to the amount of such deposit.

5.             Sponsor Lock-Up.

(a)          Subject to the exceptions set forth herein, the Sponsor agrees not to, without the prior approval of the Company, (i) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder, (A) any PubCo Ordinary Shares, or (B) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares, in each case, held by it immediately after the Effective Time (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until the earlier of (i) (x) with respect to 250,000 of the Lock-Up Shares, nine months after the Closing Date and (y) with respect to the remainder of the Lock-Up Shares, six months after the Closing Date, and (ii) subsequent to the Amalgamation, (x) if the last sale price of the PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (y) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property (the “Lock-Up Period”).

(b)         The restrictions set forth in Section 5(a) shall not apply to:

i.	(A) another entity that is an affiliate of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned via dividend or share repurchase;

ii.	Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon liquidation or dissolution of the entity;

iii.	transactions relating to PubCo Ordinary Shares or other securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares acquired in open market transactions after the Effective Date;

iv.	Transfers made pursuant to a bona fide gift or charitable contribution;

v.	Transfers made by will or intestate succession upon the death of a Shareholder;

vi.	Transfers pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union;

vii.	the exercise of share options or warrants to purchase PubCo Ordinary Shares or the vesting of share awards of PubCo Ordinary Shares and any related transfer of PubCo Ordinary Shares to PubCo in connection therewith (a) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (b) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or share awards, or as a result of the vesting of such PubCo Ordinary Shares, it being understood that all PubCo Ordinary Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

viii.	surrender of Company Shares or other securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares for cancellation pursuant to any contractual arrangement in effect at the Effective Time;

ix.	the entry, by the Sponsor, at any time after the Effective Time, of any trading plan providing for the sale of PubCo Ordinary Shares by the Sponsor, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any PubCo Ordinary Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

x.	transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of Acquiror’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property; and

xi.	transactions to satisfy any U.S. federal, state, or local income tax obligations of the Shareholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the BCA was executed by the parties, which change prevents the Amalgamation from qualifying as either a “reorganization” pursuant to Section 368(a) of the Code or a transaction governed by Section 351 of the Code (and the Amalgamation does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (iv), these permitted transferees must enter into a written agreement, agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

6.             Further Assurances. From time to time, at the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against the Acquiror, Acquiror’s Affiliates, the Company or the Company’s Affiliates or any of their respective successors and assigns challenging the transactions contemplated by this Agreement or the BCA.

7.             Disclosure. The Sponsor hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC the Sponsor’s identity and ownership of the Covered Shares and the nature of the Sponsor’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Acquiror have provided the Sponsor with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Acquiror will consider in good faith.

8.             Changes in Acquiror Shares. In the event of a share split, share dividend or distribution, or any change in Acquiror Ordinary Shares by reason of any split-up, reverse share split, recapitalization, combination, reclassification, exchange of shares or the like, equitable adjustment shall be made to the provisions of this Agreement (including with respect to the nature and number of equity interests covered by the terms “Covered Shares,” “PubCo’s Ordinary Shares,” “Sponsor Shares” and “Acquiror Private Placement Warrants”) as may be required so that the intended rights, privileges, duties and obligations hereunder shall be given full effect.

9.             Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor and the Company.

10.           Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

11.           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 11):

if to the Company, to it at:

DigiAsia Bios Pte. Ltd.

1 Raffles Place #28-02, One Raffles Place Singapore (048616)

Attention: Prashant Gokarn

Email: prashant.gokarn@digiasia.com

with a copy (which shall not constitute notice) to:

PT Digi Asia Bios

Prudential Centre 5th Floor Unit F-G, J1. Casablanca Raya Kav. 88,

Menteng Dalam Kec. Tebet, Daerah Khusus Ibukota Jakarta 12870

Attention: Alexander Rusli

Email: alexander.rusli@digiasia.asia

if to the Sponsor, to it at:

One World Trade Center, Suite 8500

New York, NY 10007

Attention: Prabhu Antony

E-mail: p.antony@stonebridgespac.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, TX 77002-2925

Attn: Michael J. Blankenship; Louis B. Savage

E-mail: mblankenship@winston.com; lsavage@winston.com

12.           No Ownership Interest. Until the Closing, nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any of the Covered Shares. Until the Closing, all rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Sponsor, subject to the terms of this Agreement.

13.           Entire Agreement. This Agreement and the BCA constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

14.           No Third-Party Beneficiaries. The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that the Acquiror shall be an express third party beneficiary with respect to Section 3 and Section 4 hereof.

15.	Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a)         This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to conflicts of laws principles or rules except Section 5-1401 and Section 5-1402 of the New York General Obligations Law.

(b)         In addition, each of the parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the state or federal courts sitting in New York County, New York (the “Applicable Courts”) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Applicable Courts, and (iv) consents to service of process being made through the notice procedures set forth in Section 11.

(c)          EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.           Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

17.           Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Sponsor’s obligations to vote its Covered Shares as provided in this Agreement, in the Applicable Courts, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

18.           Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19.           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

20.           Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

21.           Defined Terms. As used herein, “Sponsor Shares” shall mean the shares held by Sponsor of Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares and PubCo’s Ordinary Shares issuable upon conversion of such shares in connection with the Closing.

22.           Termination. This Agreement shall terminate upon the earliest of (i) the completion of the performance of all covenants set forth herein, (ii) the termination of the BCA in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of the Company and the Sponsor (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 9 through 20  shall survive the termination of this Agreement; provided  further, that no party hereto shall be relieved from any liability to the other party hereto resulting from a breach of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

STONEBRIDGE ACQUISTION
SPONSOR LLC

By: BP SPAC Sponsor LLC, its managing member

By:	/s/ Prabhu Antony
Name: Prabhu Antony
Title: Managing Member

[Signature Page for Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

STONEBRIDGE ACQUISTION
SPONSOR LLC

By:
Name:
Title:

DIGIASIA BIOS PTE. LTD.

By:	/s/ Prashant Gokarn
Name: Prashant Gokarn
Title: CEO

Signature Page to the Sponsor Support Agreement